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                                                        Exhibit 3.04


            FIRST AMENDMENT TO MEMORANDUM OF UNDERSTANDING REGARDING
                             SHAREHOLDERS AGREEMENT
                     COPENE - PETROQUIMICA DO NORDESTE S.A.

By this private instrument, the parties:

On the one hand:

(a) ODEBRECHT S.A., a joint stock company with headquarters at Av. Luiz Viana Filho, n.(o) 2.841, Paralela, Salvador - BA, enrolled at the Tax Roll of Legal Entities of the Treasury Department (CNPJ/MF) under # 15.105.588/0001-15, herein represented by its Directors, Messrs. Pedro Augusto Ribeiro Novis and Newton Sergio de Souza, hereinafter referred to as ODEBRECHT;

On the other hand:

(b) PETROBRAS QUIMICA S.A. - PETROQUISA, a joint stock company with headquarters in the capital of the state of Rio de Janeiro at Av. Republica do Chile, n.(o) 65, Centro, enrolled at the Tax Roll of Legal Entities of the Treasury Department (CNPJ/MF) under # 33.000.167/0001-01, herein represented by its President, Mr. Carlos Alberto de Meira Fontes, and by its Director, Mrs. Margareth Feijo Brunnet, hereinafter referred to as PETROQUISA;

ODEBRECHT and PETROQUISA hereinafter jointly referred to as Parties or, individually, Party,

And as Consenting Parties:

(c) PETROQUIMICA DA BAHIA S.A., a joint stock company with headquarters in the city of Salvador, state of Bahia, at Rua Miguel Calmon, n.(o) 57, 2(0) andar, parte, enrolled at the Tax Roll of Legal Entities of the Treasury Department (CNPJ/MF) under # 13.943.667/0001-70, herein represented by its Directors, Messrs. Andre Philippe Mattias Lindner Krepel and Lucio Jose Santos Junior, hereinafter referred to as PQBA;

(d) NORDESTE QUIMICA S.A. - NORQUISA, a joint stock company with headquarters in the city of Camacari, state of Bahia, at Rua Eteno, n.(o) 1561, Complexo Basico, Polo Petroquimico, enrolled at the Tax Roll of Legal Entities of the Treasury Department (CNPJ/MF) under # 15.659.535/0001-45, herein represented by its attorneys, Messrs. Lucio Jose Santos Junior and Newton Sergio de Souza, hereinafter referred to as NORQUISA;

(e) COPENE - PETROQUIMICA DO NORDESTE S.A., a joint stock company with headquarters in the city of Camacari, state of Bahia, at Rua Eteno, n.(o) 1561, Complexo Basico, Polo Petroquimico, enrolled at the Tax Roll of Legal Entities of the Treasury Department (CNPJ/MF) under # 42.150.391/0001-70, herein represented by its legal representatives, Messrs. Francisco Teixeira de Sa and Ruy Lemos Sampaio, hereinafter referred to as COMPANY; and

(f) PETROLEO BRASILEIRO S.A. - PETROBRAS, controller of PETROQUISA, hereinafter referred to as PETROBRAS, when appearing individually, a private and public joint stock company with headquarters in the city of Rio de Janeiro, state of Rio de Janeiro, at Avenida Republica do Chile, n.(o) 65, enrolled at the Tax Roll of Legal Entities of the Treasury Department (CNPJ/MF) under # 33.000.167/0001-01, herein represented by its President, Mr. Francisco Roberto Andre Gros;

WHEREAS:

1) ODEBRECHT,  PQBA and PETROQUISA  signed,  on July 3, 2001, the "Memorandum of
Understanding for the Execution of Agreement of Shareholders of Copene" ("Memorandum") defining the terms and conditions that shall rule the future agreement of shareholders of the Company;

2) The Managing Board of the Company shall meet on this date to decide on the implementation, by the Company, of the so-called "Braskem Project", by which the Company (i) shall incorporate OPP Produtos Petroquimicos S.A. and 52114 Participacoes S.A. and, as a result, the COMPANY shall hold, either directly or indirectly, among other assets, stockholdings in the second generation companies controlled by and/or associated to ODEBRECHT and PQBA, including Odebrecht Quimica S/A, OPP Quimica S/A, Trikem S.A., OPP Borealis, Companhia Petroquimica do Sul - Copesul ("COPESUL") and Nitrocarbono S.A., and (ii) shall be named BRASKEM S.A. ("Reorganization");

3) The Parties and PQBA intend to amend and ratify the terms of the Memorandum, as well as to establish additional terms and conditions that shall rule their relationship as shareholders of the COMPANY;

The Parties decide to sign this Amendment to the Memorandum of Understandings for the Execution of Agreement of Shareholders of Copene ("Amendment"), with the following terms and conditions:

CHAPTER I - RATIFICATION OF THE RIGHTS AND OBLIGATIONS OF THE PARTIES AS PER THE MEMORANDUM

1.1 Rights and Obligations of the Parties. The Parties expressly ratify the rights they currently have and their respective obligations as shareholders of the COMPANY, in special, but not limited to, those set forth in the Memorandum, which are expressly maintained, notwithstanding the changes in their respective stockholdings arising out of the implementation of the Reorganization.

1.2 Ratification  of the  Memorandum.  The  provisions   of the  Memorandum  not
expressly changed by the provisions of this Amendment remain unchanged and in force.

1.3 Execution of Agreement of Shareholders. The Parties herein commit themselves to sign the agreement of shareholders of the COMPANY within the maximum term of 06 (six) months from this date, which shall contain, in details, the terms and conditions foreseen in the Memorandum and this Amendment. Notwithstanding, it is clear and agreed that the provisions of the Memorandum and this Amendment (including, but not limited to, those related to the participation of PETROQUISA in the Managing Board of the Company by means of the election of, at least, 02
(two) effective members and their respective substitutes, and the exercise of the rights of veto foreseen in Clauses 3rd and 4th of the Memorandum) are already in full force and subject to specific execution under the terms of Art. 118 of Law 6.404/76, as amended from time to time, and they shall continue as such even though the above mentioned Agreement of Shareholders is not executed due to any reason.

1.4 Consent. NORQUISA, PQBA and PETROBRAS commit themselves to respecting the provisions of the Memorandum and this Amendment, as the case might be. NORQUISA and PQBA also commit themselves to exercising the vote of their shares issued by the COMPANY and, in case of PQBA, also the vote of its shares issued by NORQUISA, together with ODEBRECHT, so as to ensure the full exercise, by PETROQUISA, of the rights it currently has according to the law, the Memorandum and this Amendment.

1.5 By-laws. The Controllers (as defined in Clause 2.1 below) herein commit themselves to exercising their right of vote in the COMPANY so as to prevent the COMPANY's by-laws from containing, now or in the future, any provision conflicting with the provisions of the Memorandum, of the Amendment and, once the Agreement of Shareholders is signed, of said Agreement, or able to impede, somehow, the exercise, by PETROQUISA, of its rights foreseen in the Memorandum, in the Amendment and, once the Agreement of Shareholders is signed, in said Agreement.

CHAPTER II - PETROQUISA'S OPTION TO SHARE THE CONTROL OF THE COMPANY, UNDER EQUAL CONDITIONS, WITH THE CONTROLLERS

2.1 Option to Buy/Subscribe Common Shares. By this instrument, ODEBRECHT irrevocably grants to PETROQUISA an option ("Option to Buy/Subscribe - Control") in order for PETROQUISA to subscribe and buy common and preferred shares issued by the COMPANY, which confer on PETROQUISA an equity equal to the voting equity and interest in the total capital of the COMPANY that shall be directly held, after said increase, jointly by ODEBRECHT, PQBA and NORQUISA ("Controllers") in the total and voting corporate capital of the COMPANY ("Control - Option Shares"). The purchase of Control - Option Shares by PETROQUISA shall be made as follows:

(i) subscription of common and preferred Control - Option Shares at the proportion existing between the types of shares on the date of this subscription, by PETROQUISA, to be issued in increase of capital of the COMPANY and paid up by PETROQUISA upon the contribution, to the COMPANY, of its shares in the capital of COPESUL, which increase the Controllers, from now, commit themselves to approving with their votes, waiving their rights of preference in the subscription in behalf of PETROQUISA.

(ii) if the Control - Option Shares subscribed as per the above item (i) are not enough for PETROQUISA to hold an equity equal to the voting and total equity then directly held by the Controllers in the corporate capital of the COMPANY, ODEBRECHT shall be bound to sell the remaining Control - Option Shares to PETROQUISA, under the terms and conditions foreseen in this Chapter II.

2.1.1 The Option to Buy/Subscribe - Control may be exercised by PETROQUISA one time only, and it shall comprise all of the Control - Option Shares.

2.1.2 The Option to Buy/Subscribe - Control may be exercised by PETROQUISA upon written notice delivered to ODEBRECHT in the form of Clause 4.6 below, on the last business day of each month, from this month up to and including 04/30/2005.

2.1.3 On the date corresponding to the 90th (ninetieth) day or, if there is a Relevant Difference of Evaluation, on the 120th (one hundred twentieth) day from the day on which ODEBRECHT receives a written notice about the exercise of the Option to Buy/Subscribe - Control mentioned in Clause 2.1.1 ("Date of Option to Buy/Subscribe - Control"), the Parties shall attend the general meeting called for the purposes of deciding on the increase of capital of the COMPANY as per the above Clause 2.1 (i), and shall approve the issue, by the COMPANY, of the Control - Option Shares and their subscription by PETROQUISA, at the Option Price obtained as per Clause 2.1.6, which shall pay them up upon the contribution, to the COMPANY, of all its shares of capital of COPESUL, at the COPESUL Evaluation Value obtained according to the evaluation to be made according to the same Clause 2.1.6.

2.1.4 If on the business day subsequent to the end of the term for the exercise of the right of preference of the other shareholders of the COMPANY, which shall be determined as 30 (thirty) days from the Date of Option to Buy/Subscribe - Control, the Control - Option Shares subscribed as per the above Clause 2.1.3 are not enough for PETROQUISA to hold an equity equal to the voting equity and interest in the total capital then directly held by the Controllers in the corporate capital of the COMPANY, the Parties shall appear at the COMPANY's headquarters and PETROQUISA shall purchase and ODEBRECHT shall sell and transfer to PETROQUISA the Control - Option Shares necessary for PETROQUISA to hold a voting equity and interest in the total capital of the COMPANY equal to the equity then held by the Controllers, at the Option Price applicable as per the following Clause 2.1.6, up front, in national currency, upon credit in the checking account indicated by ODEBRECHT for this purpose.

2.1.5 The Control - Option Shares shall be sold flat, i.e., they shall be worthy of verified profits from the moment of their subscription or purchase, as the case might be.

2.1.6 The price of Control - Option Shares ("Option Price") shall correspond to the percentage - represented by them - of the economic value of 100% of the COMPANY, obtained based on classical market criteria, under the terms of this Clause 2.1.6, and the value of the shares issued by COPESUL to be contributed to the COMPANY by PETROQUISA ("COPESUL Evaluation Value") shall correspond to the percentage - represented by them - of the economic value of 100% of COPESUL, calculated also based on classical market criteria, under the terms of this Clause 2.1.6, both companies being evaluated according to the same criteria and on the same basic date, without control premium. For the purposes of this Clause 2.1.6, the Parties commit themselves to proceeding as follows:

(a) within the term of 20 (twenty) days from the date on which the notice mentioned in Clause 2.1.1 is delivered, ODEBRECHT, on the one hand, and PETROQUISA, on the other hand, shall, each of them, hire a first class investment bank to perform the evaluations of the COMPANY and COPESUL for the purposes of this Clause. The banks chosen shall be informed by each one of the Parties to the other, within the term of 5 (five) days set forth herein, upon written notice prepared according to the following Clause 4.6.
     (b) each bank shall have 60 (sixty) days to present to the Parties the results of their evaluations. If the difference between the results obtained, either in the evaluation of the COMPANY or in the evaluation of COPESUL, is lower than 10% (ten per cent), the Option Price and/or COPESUL Evaluation Value, as the case might be, shall correspond to the arithmetical mean of the two evaluations and shall be final, binding the Parties for the purposes of the Option to Buy/Subscribe - Control. If there is a difference of more than 10% in any or both of the evaluations ("Relevant Difference of Evaluation"), the two banks initially hired shall have the term of 5 (five) days to indicate a third first class investment bank to work as referee. (c) the referee may use all work papers of the banks originally hired by the Parties and shall have 30 (thirty) days from the date of its hiring to inform to the Parties the result of its evaluation, which, in its turn, shall be final, binding the Parties for the purposes of the Option to Buy/Subscribe - Control, provided that, notwithstanding the result presented by the referee, the final Option Price and/or COPESUL Evaluation Value, as the case might be, may be neither lower than the least evaluation nor higher than the greatest evaluation made by the banks originally hired by the Parties, according to this Clause. (d) each Party shall pay the costs with hiring of the investment bank chosen by it and, as the case might be, ODEBRECHT, on the one hand, and PETROQUISA, on the other hand, shall each pay 50% of the costs with hiring of the referee. (e) any eventual delay in the compliance, by the banks they hired, with the obligations set forth herein or necessary to complete the evaluations, shall not damage PETROQUISA's right to fully exercise its rights to purchase the Control - Option Shares.

2.1.8 With the exercise of the Option to Buy/Subscribe - Control, the purchase and sale/subscription of the Control - Option Shares shall be considered perfect and finished, irrespective of any additional formality, and its fulfillment may be demanded irrespective of conditions, including upon specific execution.

2.1.9 In the event of exercise of the Option to Buy/Subscribe - Control by PETROQUISA, subject to the provisions of the above Clause 2.1 (i), ODEBRECHT commits itself to sale to PETROQUISA the Control - Option Shares free and clear of CONSENTING PARTY and all restrictions, preferences, usufructs or other guarantees and/or onus of any nature ("Onus"). If by the time of the exercise of the Option to Buy/Subscribe - Control by PETROQUISA the Control - Option Shares are subject to any Onus, PETROQUISA may, at its sole discretion, use a part of or the entire Option Price, as the case might be, to release the burdened Control - Option Shares or retain the entirety of the Option Price until all the Option Shares have been transferred to PETROQUISA free and clear of any and all Onus.

2.1.10 Notwithstanding the provisions of the above Clause 2.1.9, the voting rights and equity rights related to all the Control - Option Shares shall be exercised by PETROQUISA from the date of Option to Buy/Subscribe - Control, without any restriction.

2.2 Execution of Agreement of Shareholders - Control Sharing. By this instrument, the Parties and Consenting Parties agree, from now, that if PETROQUISA exercises its Option to Buy/Subscribe - Control, the Controllers shall sign or cause the company(ies) holding control shares of the COMPANY to sign, on the Date of Option to Buy/Subscribe - Control, the agreement of shareholders with PETROQUISA, which shall bind its respective voting shares in the capital of the COMPANY and include the basic terms and conditions set forth in this Clause 2.2, as follows.

2.2.1. The vote of the Parties at general meetings and meeting of the Managing Board of the COMPANY shall be determined in previous meetings at which the Controllers jointly, on the one hand, and PETROQUISA, on the other hand, shall have the same number of votes, which voting shall be always exercised in group, the sporadic or formal alliances with shareholders outside the control group being forbidden. In the absence of an agreement as to the exercise of vote, the Parties, jointly, shall not approve the subject to be submitted to the general meetings or meetings of the Managing Board, as the case might be.

2.2.2 The Controllers, jointly, on the one hand, and PETROQUISA, on the other hand, shall have equal political rights, including the right to elect the same number of representatives for the Managing Board of the COMPANY.

2.2.3 The mechanism of right of preference in the purchase of shares under equal conditions with third parties shall be foreseen in case of direct or indirect sale, by PETROQUISA and/or by the Controllers, of the common shares issued by the COMPANY held by them.

2.2.4 Both PETROQUISA and the Controllers shall have the right of joint sale ("tag along") in the event of sale, to third parties, of their common shares, under the same conditions as those offered by the purchasing third party, without discount, being that the tag along right foreseen herein shall apply both to direct sales and to indirect sales of control shares made by ODEBRECHT and/or PQBA and/or Petroleo Brasileiro S.A. - PETROBRAS, as the case might be.

2.2.4.1 If any of the Controllers and/or PETROQUISA receives an offer and the other does not exercise its right of preference or tag along as foreseen in the above Clauses 2.2.3 and 2.2.4, respectively, the Party that has received the offer may request that the other also sells its equity to interested third parties ("drag along"), conditioned to obtaining a sale price of, at least, the one obtained by means of an independent evaluation, as foreseen in the above Clause 2.1.6 and next ones. The Party that intends to drag along shall inform the other with antecedence so that the minimum price may be established before the beginning of the sale process, and said price shall be valid for 06 (six) months, being extendable for 6 (six) months upon updating of the respective evaluation.

2.2.4.2 The rights and obligations related to transfers of control shares of the COMPANY foreseen in the above Clauses 2.2.3, 2.2.4 and 2.2.4.1 shall not apply in case of transfer of said shares by PETROQUISA and/or the Controllers, as the case might be, to any Affiliate of its, which shall adhere to this instrument for all purposes and effects.

2.2.4.3 For the purposes of the Memorandum and this Amendment, "Affiliate" means any and all party directly or indirectly controlled by, controller of or under the common control with certain parties, being that "control" shall have the definition attributed by Art. 116 of Law 6.404/76, as amended from time to time.

2.2.5 After the Date of Option to Buy/Subscribe - Control, none of the Parties may purchase additional common shares issued by the COMPANY from third parties, except upon mutual agreement or as authorized by the Agreement of Shareholders. If PETROQUISA holds a voting equity in the COMPANY greater than that held by the Controllers as a result of the exercise of the Option to Buy/Subscribe - Control effected by the contribution of the shares of the capital of COPESUL or by any other means, or if the Controllers hold a voting equity in the COMPANY greater than that held by PETROQUISA as a result of corporate reorganizations or capital refunds involving the Controllers and their respective controlled/associated companies or mandatory public offers or by any other means ("Surplus Equity"), the Surplus Equity shall not be regarded as control shares, thus being excluded from the Agreement of Shareholders for all purposes and effects.

2.2.5.1 The Party that holds the least equity shall be entitled to, at any time, purchase 50% (fifty per cent) of the Surplus Equity at a price equivalent to the cost of purchase of the Surplus Equity, corrected based on the CDI. If the cost of purchase of the Surplus Equity can not be determined, the price to purchase 50% of said equity shall be determined by independent evaluation, as foreseen in the above Clause 2.1.6 and next ones.

2.2.6 PETROQUISA agrees that if it exercises and consummates the Option to Buy/Subscribe - Control, it shall, after said exercise and consummation, dispose, in the subsequent 18 (eighteen) months, of its investments in companies that are competitors of the COMPANY, either directly or by means of related companies, provided that, from the consummation of the Option to Buy/Subscribe - Control, PETROQUISA shall refrain from exercising rights of participation in managing boards of said companies, or shall exercise said rights by means of parties not related to the staff of PETROQUISA. The provisions of this Clause shall not apply to minority interests held by PETROQUISA in Competitors of the COMPANY not granting on PETROQUISA a right of participation in its managing boards.

2.2.6 For the  purposes  of  this  Amendment,  Competitors  of the  COMPANY  are companies acting in a competing activity in Brazil in respect to the preponderant activities of the COMPANY on the Date of Option to Buy/Subscribe - Control.

2.2.7.1 If after the term of 18 (eighteen)  months  foreseen in the above Clause
2.2.6 PETROQUISA has not disposed of any of its investments mentioned therein, then, from the end of said term, PETROQUISA's exercise of the rights foreseen in the Agreement of Shareholders shall be temporarily suspended, as purchased as a result of the exercise of the Option to Buy/Subscribe - Control; in any case, PETROQUISA's exercise of the rights foreseen in the Memorandum shall be maintained. Once effected, by PETROQUISA, the liquidation or sale of its investments in companies that are Competitors of the COMPANY, the exercise of all rights of PETROQUISA as holder of level interest with the Controllers, as foreseen in the Agreement of Shareholders, shall be automatically restored.

2.2.8 The Agreement of Shareholders shall be in force for the term of 20 (twenty) years from the Date of Option to Buy/Subscribe - Control.

2.2.9 The terms and conditions of the Agreement of Shareholders that shall be in force from the Date of Option to Buy/Subscribe - Control subject of this Clause
2.2 shall appear, in full, in the Agreement of Shareholders to be entered into according to Clause 1.3 of this Amendment. Notwithstanding, if said Agreement of Shareholders is not, due to any reason, entered into, the relationship of the Parties shall be ruled by the principles and conditions set forth in this Clause
2.2 and other applicable provisions of the Memorandum and this Amendment, which shall remain in full force for all purposes.

CHAPTER III - MAINTENANCE OF THE RIGHTS FORESEEN IN THE MEMORANDUM

3.1. Even though the Option to Buy/Subscribe - Control is not exercised, the Parties expressly agree that all the rights foreseen in the Memorandum and this Amendment shall be maintained, including, but not limited to the rights of veto, of participation of PETROQUISA in the Managing Board of the COMPANY and of tag along, irrespective of its stockholding.

3.2. The right of preference foreseen in Cause 2.1.1 of the Memorandum shall cease to be in force from May 1st, 2005. If the Option to Buy/Subscribe - Control is not exercised, provided that the provisions of the following Clauses
4.1 and 4.2 are observed in respect to the transfers of shares by PETROQUISA.

CHAPTER IV - GENERAL PROVISIONS

4.1 Exclusion of the Shares of PETROQUISA from the Memorandum and the Amendment. PETROQUISA may, at its sole discretion and at any time, until the consummation of the purchase/subscription of the Control - Option Shares and if the Option to Buy/Subscribe - Control is not exercised, sell any and all of its common and/or preferred shares issued by the COMPANY to third parties, without observing the right of preference foreseen in the Second Clause of the Memorandum and, in this case, the common and preferred shares to be sold shall be excluded from the Memorandum and this Amendment. In any case, all the rights of PETROQUISA foreseen in the Memorandum and this Amendment shall remain in full force and effect while PETROQUISA holds any stockholding represented by common shares issued by the COMPANY. after the consummation of the purchase/subscription of the Control - Option Shares, any sale of common shares issued by the COMPANY shall observe the provisions of the above Clauses 2.2.3, 2.2.4 and 2.4.1.

4.2 Assignment of Rights. PETROQUISA may, at any time and at its sole discretion, sell the whole interest then held by it in the voting capital of the COMPANY to a third party, together with al the rights it is assured by the Memorandum and this Amendment, including, but not limited to, the right of veto and participation in the Managing Board of the COMPANY, exception being exclusively made to the right to Option to Buy/Subscribe - Control foreseen in Chapter II of this Amendment, which is established under the concept of intuitu personae and, therefore, it may be exercised only by PETROQUISA and/or their Affiliates appointed for this purpose. In this case, the third-party purchaser shall adhere, in writing, to all the terms and conditions foreseen in the Memorandum and the Amendment. The provisions of this Clause 4.2 shall apply exclusively to the sale of the entirety, i.e., in all, of the interest in the voting capital of the COMPANY then held by PETROQUISA.

4.2.1. None of the Controllers may assign this Amendment and/or the Memorandum in all or in part without the previous written consent of PETROQUISA.

4.3 Specific Performance. With no prejudice to other means of judicial or extra-judicial action legally available to the Parties, the provisions and obligations assumed in Chapters II and III bear specific performance, under the terms of articles 461, 632, 639 and following ones of the Code of Civil Procedure, and eventual damages shall not mean proper satisfaction of the rights of the Parties, and the forum of the county of the capital of the state of Rio de Janeiro is hereby elected, with renunciation to any other one, the most privileged it might be.

4.4 Registration. This instrument, including the options set forth herein, shall be registered before the depository of the shares of the COMPANY, under the terms of article 40 of Law # 6.404/76.

4.5 Independence. The options of sale and purchase set forth in this instrument are hired independently, and they shall remain in force and produce, in full, their effects, even though the Agreement of Shareholders is not entered into or the Memorandum (as amended) is terminated, due to any reason, before the end of the respective term of life of said options.

4.6 Notices. All the notices, consents, requests and other communications foreseen herein are made in writing and delivered personally, sent by means of registered letter or a recognized courier service (both with acknowledgement of receipt), in any case with copy by fax, to the address and individuals indicated below:

If to the Controllers:
Odebrecht S.A.
Care of: CEO
Address: Av. Luiz Viana Filho, n.(o)2.841, Paralela, Salvador - BA
Fax: (71) 206-1600

If to PETROQUISA:
Address: Avenida Republica do Chile, n.(o)65, 9(0)andar, sala 902 C Rio de Janeiro - RJ
Care of: Carlos Alberto de Meira Fontes - President
Fax #s: (21) 2534-2722 and (21) 2262-3628

If to the COMPANY:
Address:  Rua Eteno, n.(o)1561, Complexo Basico, Polo Petroquimico -  Camacari -
  BA
Care of: CEO
Fax: (71) 632-5047

4.6.1 The notices delivered according to Clause 4.6 shall be considered as being given: (i) when delivered, if delivered personally; and (ii) when received, if sent by mail or courier service.

4.6.2 Any Party to the agreement may change the address to which the notice shall be sent by means of a written notice sent to the other Parties to the agreement according to this clause 4.6.

4.7 Consent. PQBA, the COMPANY, NORQUISA sign this Amendment as consenting parties for all purposes and effects of Art. 118 of Law 6.404/76, as amended from time to time. PETROBRAS signs this Amendment only for the purposes of the above Clause 2.2.3.

4.8 Binding Effect. This Amendment is irrevocably signed and binds the Parties by themselves and their heirs and successors under any concept.

4.9 Changes. No change to this Amendment and the Memorandum shall be valid unless if made in writing and signed by all the parties.

4.10 Tolerance, Waiver. No term granted or waiver by any of the Parties to the others in respect to the terms of this Amendment and/or Memorandum shall affect, anyway, this Amendment or the Memorandum or any of the rights or obligations of the Parties foreseen in this Amendment and in the Memorandum, unless in the strict terms of said tolerance or waiver granted.

4.11 Severability. If any of the provisions of this Amendment is considered null, voidable, invalid or inoperative, no other provision of this Amendment shall be affected as a result of it and, therefore, the remaining provisions of this Amendment shall remain in full force and effect as if said null, voidable, invalid or inoperative provision was not contained herein.

4.12 Life. This Amendment shall be in force, automatically and irrespective of any additional formality, on the date on which the incorporation of OPP Produtos Petroquimicos S.A. and 52114 Participacoes S.A. by the COMPANY is approved at a Special General Meeting of Shareholders of the COMPANY held for this purpose.

4.12.1. The Advisers of the COMPANY shall receive the information report about the passive contingencies and active superveniences and respective realizations mentioned in Clause 8.1.2 of the "Protocol and Justification of the Operation of Incorporation of OPP Produtos Petroquimicos S.A. by Copene - Petroquimica do Nordeste S.A." to be submitted to decision of the Special General Meeting mentioned in the above Clause 4.12, it being right that the Advisors shall have, individually, the right to request and receive, from the COMPANY, information about the defense of and/or questions about any prospective Losses (as defined in said Protocol), as well as documentation relating the Losses incurred and the respective indemnification.

And by being thus fair and agreed, the Parties and the Consenting Parties sign this Amendment in 05 (five) counterparts of same text and form, before the undersigned witnesses.

Rio de Janeiro, July 26, 2002.

                      ODEBRECHT                               PETROBRAS QUIMICA S.A. - PETROQUISA
                 (signed: illegible)                                  (signed: illegible)
             Pedro Augusto Ribeiro Novis                         Carlos Alberto de Meira Fontes

                 (signed: illegible)                                  (signed: illegible)
               Newton Sergio de Souza                               Margareth Feijo Brunnet

             PETROQUIMICA DA BAHIA S.A.                         NORDESTE QUIMICA S.A. - NORQUISA

                 (signed: illegible)                                  (signed: illegible)
        Andre Philippe Mattias Lindner Krepel                       Lucio Jose Santos Junior

                 (signed: illegible)                                  (signed: illegible)
              Lucio Jose Santos Junior                               Newton Sergio de Souza

       COPENE - PETROQUIMICA DO NORDESTE S.A.                       PETROLEO BRASILEIRO S.A.

                 (signed: illegible)                              Francisco Roberto Andre Gros
              Francisco Teixeira de Sa

                 (signed: illegible)
                  Ruy Lemos Sampaio

Witnesses:

1. (signed: illegible)                  2. (signed: illegible)
Name: JUSSARA CARVALHO SALUSTINO        Name: KATIA (illegible)
ID Card (RG): 1865128-30                ID Card (RG): 07175939-3